Waste Connections, Inc.

Compensation Plan for Independent Directors

This Compensation Plan shall be effective March 1, 2005, until changed by the Board of Directors. This Plan shall apply to independent directors only. Directors who are employed by Waste Connections, Inc. are not entitled to receive separate compensation for participation in Board or Committee Meetings.

Independent directors shall be compensated by payment of a basic monthly retainer of $1,625 per month. Committee Chairs shall be entitled to additional compensation, to be added to their monthly retainers, as follows:

Audit Committee Chair...........$500 per month

Compensation Committee Chair........125 per month

Nominating and Corporate Governance Committee Chair.............125 per month

The basic monthly payment is intended to compensate independent directors for participation in meetings held by conference call and for incidental participation in company affairs between meetings. Accordingly, no payment shall be made with respect to Board and Committee meetings conducted by conference telephone call nor for such incidental participation.

Independent directors shall be entitled to a payment of $4,500 for each Board of Directors and Committee meeting attended in person, plus payment or reimbursement of out of pocket travel expenses. When a Committee meeting is held in conjunction with a Board Meeting, no separate payment shall be made.

Independent directors shall be granted options to purchase between 15,000 and 30,000 shares of the Company's common stock at fair market value on the date of grant. The grant shall be made in conjunction with the Company's annual grant to officers and employees, typically in February of each year, provided that the grant date may be changed from time to time in the discretion of the Compensation Committee. The Compensation Committee shall determine the actual number of options granted to independent directors within this range. Independent directors are eligible to participate in the Company's 2004 Equity Incentive Plan, which provides for the issuance of restricted stock and restricted stock units. The number of options granted may be less than 15,000 in future years if restricted stock or restricted stock units are issued to independent directors in conjunction with option grants.